CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 25, 2019, relating to the financial statements and financial highlights of the Nuance Concentrated Value Fund, Nuance Concentrated Value Long-Short Fund, and Nuance Mid Cap Value Fund, each a series of Managed Portfolio Series, for the year ended April 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
August 23, 2019